Pennsylvania Tax-Exempt Funds Shareholder Report Proxy Voting Results

At a special meeting of shareholders on July 2, 2009, fund shareholders approved the following two proposals:

Proposal 1- Elect trustees for each fund.*

The individuals listed in the table below were elected as trustees for each fund. All trustees with the exception of Messrs. McNabb and Volanakis (both of whom already served as directors of The Vanguard Group, Inc.) served as trustees to the funds prior to the shareholder meeting.

Trustee                             For        Withheld       Percentage For
John J. Brennan           2,387,446,842      95,730,031                96.1%
Charles D. Ellis          2,362,492,971     120,683,903                95.1%
Emerson U. Fullwood       2,368,099,016     115,077,858                95.4%
Rajiv L. Gupta            2,349,078,646     134,098,228                94.6%
Amy Gutmann               2,346,016,995     137,159,879                94.5%
JoAnn Heffernan Heisen    2,359,232,030     123,944,844                95.0%
F. William McNabb III     2,381,841,651     101,335,223                95.9%
Andre F. Perold           2,350,045,755     133,131,119                94.6%
Alfred M. Rankin, Jr.     2,376,371,860     106,805,014                95.7%
Peter F. Volanakis        2,383,288,994      99,887,880                96.0%

* Results are for all funds within the same trust.

Proposal 2: - Update and standardize the funds' fundamental policies regarding:

(a) Purchasing and selling real estate.
(b) Issuing senior securities.
(c) Borrowing money.
(d) Making loans.
(e) Purchasing and selling commodities.
(f) Concentrating investments in a particular industry or group of industries.
(g) Eliminating outdated fundamental investment policies not required by law.

The revised fundamental policies are clearly stated and simple, yet comprehensive, making oversight and compliance more efficient than under the former policies. The revised fundamental policies will allow the fund to respond more quickly to regulatory and market changes, while avoiding the costs and delays associated with successive shareholder meetings.

         For             Abstain         Against        Broker        Percentage
                                                      Non-Votes              For

Pennsylvania Tax Exempt Money Market Fund

2a   2,043,848,404    32,970,398      200,531,177    34,520,336         88.4%
2b   2,052,561,465    37,413,953      187,374,560    34,520,337         88.8%
2c   2,031,433,094    33,091,695      212,825,189    34,520,337         87.9%
2d   2,030,126,941    33,684,509      213,538,528    34,520,337         87.8%
2e   2,027,224,961    31,144,881      218,980,137    34,520,336         87.7%
2f   2,041,912,238    38,044,954      197,392,787    34,520,336         88.3%
2g   2,095,211,059    42,836,452      139,302,467    34,520,336         90.6%

Pennsylvania Long Term Tax Exempt Fund

2a     151,085,252     2,703,044        9,776,624     7,741,638         88.2%
2b     151,297,972     3,728,542        8,538,408     7,741,637         88.3%
2c     149,013,890     3,249,851       11,301,181     7,741,637         87.0%
2d     148,646,759     3,431,917       11,486,244     7,741,638         86.8%
2e     148,275,141     3,504,676       11,785,104     7,741,637         86.6%
2f     150,225,917     3,333,947       10,005,056     7,741,639         87.7%
2g     153,256,928     3,184,612        7,123,381     7,741,638         89.5%